Exhibit 10.7

(Translated from German)

TechnologiePark
Bergisch Gladbach

Operator Contract

for the Technology Park Bergisch Gladbach, Friedrich-Ebert-Straße

between

TBG

TechnologiePark Bergisch Gladbach

Verwaltungs GmbH

represented by its Managing Director

Mr. Hans-Dieter Angerer

Friedrich-Ebert-Straße

51429 Bergisch Gladbach

Tax ID no.: 204/5723/0021

- hereinafter referred to as “Operator” -

and

RI Research Instruments GmbH

represented by its Managing Director

Dr. Burkhard Prause

Friedrich-Ebert-Straße

51429 Bergisch Gladbach

- hereinafter referred to as “Lessee” -

in the property in the Technology Park Bergisch Gladbach

Friedrich-Ebert-Straße, 51429 Bergisch Gladbach

enter into the following Operator Contract:

Recital

Between

Lobito International B. V.

c/o Bauer & Kügler GmbH

Kaiserstrasse 12

60311 Frankfurt

Tax no. 116/5961/0895

represented by

TBG TechnologiePark Bergisch Gladbach

Verwaltungs GmbH

represented by its Managing Director

Mr. Hans-Dieter Angerer

Friedrich-Ebert-Str.

51429 Bergisch Gladbach

and

RI Research Instruments GmbH

represented by its Managing Director

Dr. Burkhard Prause

Friedrich-Ebert-Straße

51429 Bergisch Gladbach

Contract no. 13 03

on                    entered into a lease agreement regarding the premises in Buildings 09, 10, 14, 18, 19, 20, 21, 22 and 29 in the property Technology Park Bergisch Gladbach. The lease begins April 1, 2009.

§ 1                   The Operator will be responsible for the entire administration, organization and maintenance of the property Technology Park in Bergisch Gladbach.

§ 2                   In the course of the normal administration and maintenance duties, the Operator will invoice and collect payment for the services specified in more detail in § 3, if such are provided or due, in the context of the lease-related expense settlement with Lessee.

§ 3                   The lease-related expenses cover all maintenance and major repair costs as well as all costs connected with the operation and maintenance of the property, including the common areas, such as in particular:

•                  the insurance premiums for all risks incurred in connection with the property

•                  water supply, water fees incl. the costs of water treatment, sewer and other drainage fees

•                  the general power supply, including replacement of fuses and lamps as well as fluorescent lights in the common and traffic areas

•                  operation and maintenance of the heating as well as aeration and ventilation systems

•                  chimney sweeping

•                  street cleaning, maintenance of all outdoor facilities and parking spaces incl. ongoing lawn care and replanting as needed as well as removing snow and strewing salt in case of ice, plus the depreciation on tools and machines as well as the costs for repairing them

•                  regulations for the parking lot and traffic

•                  house cleaning outside of the leased areas

•                  external cleaning of the facades and windows as well as maintenance of windows and doors

•                  costs for the building staff, e.g. secretary, building service workers, caretaker, doorkeeper, guard personnel, as appropriate for the type and use of the building

•                  operation of the passenger and freight elevators incl. full service and maintenance and, if available, the elevator emergency call system incl. its maintenance

•                  maintenance of the operation and inspection of the technical equipment

•                  inspecting, refilling and replacing hand fire extinguishers

•                  providing and maintaining fire alarm systems

•                  providing and maintaining the antenna system for broadband cable connections

•                  reviewing, prepaying and re-invoicing levies on landed property (e.g. property tax, street cleaning and waste water)

•                  waste disposal and separation, maintenance of garbage compactors, sublease of garbage bins, except the garbage generated by the commercial operations of Lessee

•                  general pest control unless caused by Lessee

•                  the costs of managing the property, incl. the rooms, personnel and material costs necessary for the purpose

•                  the costs of renting or otherwise providing a set of meters to record consumption, the calibration fees, inspection fees charged by the fire-brigade, TÜV [Technical Inspection Service].

If new public charges are introduced or if costs are incurred directly or indirectly in the context of the making the building more efficient or managing it, incl. any secondary buildings, parking garages etc., whether they are new or increased from previous levels, the Operator may, under the provisions of this Contract, assess them by way of the respective pre-payment as they are incurred.

The lease-related expenses are borne evenly in the proportion of the leased space to the total lease area of the economic unit. To the extent that lease-related expenses can be allocated directly, e.g. because individual tenants use certain areas of the building exclusively, they are to be charged to the respective tenants unless it is question of minor expenses.

The Operator has the right, at its reasonable discretion, and even effective for the reporting period in course, to specify a new allocation key for the lease-related expenses (in general or for individual cost categories), if this is appropriate.

The Operator each year will ask the heating contractor Rheinenergie/Brunata commissioned by Lessor to prepare a heating cost statement.

Lessee herewith accepts the respective settlement conditions of the contractor. Settlement is to be effected in the context of the lease-related expense statement due each year.

The Operator must give credit to Lessee for the pre-payments of lease-related expenses accrued during the financial year. In case the lease is terminated in the course of a financial year, the costs are allocated in the next statement in the proportion of the lease period to the reporting period.

The financial year is the calendar year. The Operator has the right to change the financial year to another period by advising Lessee unilaterally, and to proceed to a partial settlement in case the property is sold. Over- or underpayments must be settled immediately and mutually. In case the lease-related expenses increase or decrease, the Operator must recalculate the monthly pre-payment amount.

§ 4                   Lump-sum compensation for the use of the recreation and conference rooms

A flat amount of € 0.51 per m2 is charged for the use of the recreation and conference rooms in the Technology Park. The lump-sum compensation for the use of the recreation and conference rooms is to be settled in conjunction with the pre-payments for lease-related expenses.

The lump-sum compensation for the use of the recreation and conference rooms covers:

•  the free use of the conference and recreations rooms rented by the Operator for discussions, conferences and meetings,

§ 4.1         The pre-payments for lease-related expenses and the lump-sum compensation for the use of the recreation and conference rooms are based on the area in square meters as follows:

The lump-sum compensation for the use of the recreation and conference rooms is applied as follows:

Laboratory, warehouse, production, workshop	25%
Office space	100%

		HK (heating costs)	BK (operating costs)	K&K (recr. & conf. rooms)
Building	9	95.20	95.20
Building	10	50.00	50.00	12.50
Building	14	126.40	126.40	31.60
Building	18	16.00	16.00	0.00
Building	19	2,552.00	2,552.00	638.00
Building	20	534.85	534.85	534.85
Building	21	1,183.60	1,183.60	295.90
Building	22	740.00	740.00	320.00
Building	29	370.00	370.00	92.50
		5,668.05	5,668.05	1,925.35

Lease-related expenses per m2	1.84 €	10,429.21
Heating costs per m2	0.99 €	5,611.37
Recreation and conference rooms per m2	0.51 €	981.93
Total net	3.34 €		17,022.51
plus applicable VAT, at present 19%			3,234.28
Total			20,256.79

§ 4.2         The pre-payment for the lease-related expenses and the lump-sum compensation for the use of the recreation and conference rooms (including the applicable value-added tax) are to be transferred monthly in advance at the latest by the 3rd working day of each month, free of postage and charges, to the Operator

TBG

TechnologiePark Bergisch Gladbach

Verwaltungs GmbH

to the account with

Financial institution:	Kreissparkasse Cologne
Acct. no.:	038900 3058
Routing no.:	37050299

in the amount of 20,256.79 €

indicating Tenant no. 11-

The timeliness of the payment is determined not by the date it is sent but by the date it is received.

The Operator reserves the right to adjust the amount of the pre-payments for heating and lease-related expenses in the context of the annual statement.

§ 4.3         In case of late payment the Operator may charge dunning costs in the amount of € 5.00 including VAT per reminder starting from the second reminder. The Operator always has the right to claim the legal default interest. This provision does not exclude the right to claim higher interest or further losses for other legal reasons.

§ 5                   Central heating system, air conditioning, warm water consumption, consumption records

§ 5.1         The costs of operating the central heating system include the cost of the consumed power and its supply and/or the purchased district heating, the cost of the working current, the cost of servicing, monitoring and maintaining the system, the regular inspection of its operability and safety including calibration by a specialist, the cleaning of the system including the cleaning of the oil tank and the operating room, the cost of the measurements under the Federal Emission Control Law (Bundesimmissionsschutzgesetz), the cost of renting or otherwise providing equipment for measuring consumption as well as the cost of using equipment for recording consumption data, the cost of calculation and allocation by way of a heat meter service (including readings and intermediate readings) as well as the accruing calibration fees. The same applies to settling the water consumption costs if they are determined by separate meters. The costs of the district heating supply include the cost of operating the relevant in-house facilities.

§ 5.2         If a tenant does not use the heating system, such tenant is not exempt from sharing these costs.

§ 5.3         The costs of an intermediate reading, if such is necessary, are borne by the tenant to which they refer.

§ 6                   This Contract becomes effective on the same date on which the lease contract dated             and entered into between

Lobito International B.V.

c/o Bauer & Kügler GmbH

Kaiserstrasse 12

60311 Frankfurt

Tax ID no.116/5961/0895

represented by

TBG TechnologiePark Bergisch Gladbach

Verwaltungs GmbH

represented by its Managing Director

Mr. Hans-Dieter Angerer

Friedrich-Ebert-Str.

51429 Bergisch Gladbach

and Lessee

becomes effective.

In case of prior use, the pre-payment for lease-related expenses and settlement may be requested and/or settled as of the date of first use.

If the above Lease Agreement is terminated for whatever reason, either Contracting Party has a right to give notice effective on the date on which the above Lease Agreement was terminated. Both Contracting Parties also have the right to give notice effective with the expiration of the lease.

The Lessee must inform the Operator immediately of such termination.

This Operator Contract ends automatically at the latest upon expiration of the Lease Agreement.

§ 7                   Written form/severability clause/legal venue

Subsequent changes and additions to this Contract require the written form. This requirement cannot be changed verbally. In addition, any declaration of consent or approval on the part of the operator provided for under this Contract always requires the written form.

In the event that one or more provisions of this Contract become entirely or partially invalid, such event will not affect the validity of the remaining provisions.

Rather, in such a case the Contract is to be implemented as intended. If the lack of validity is based on a performance or deadline, the legally permitted regulations take its place.

The Operator has the right to assign this Contract to a third party. Lessee gives its consent to such assignment already at this time.

The legal venue is Bergisch Gladbach or, at the option of the Operator, the Court competent for the location of the lease object, unless the law mandates another legal venue.

Bergisch Gladbach, on April 1, 2009

/s/ Hans-Dieter Angerer	/s/ Burkhard Prause
TBG TechnologiePark Bergisch Gladbach	RI Research Instruments GmbH
Verwaltungs GmbH
Hans-Dieter Angerer
(Operator)	(Lessee)